                                                      Page  1    of  13   Pages
                                                          -----     -----
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------
                                 Amendment No. 6
                                       to
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                            IPC Communications, Inc.
                                (Name of Issuer)

                                  Common Stock
                                 $.01 par value
                         (Title of Class of Securities)

                                 --------------

                                    44980K206
                                 (CUSIP Number)

                           Cable Systems Holding, LLC
                        (Name of Person Filing Statement)

                             Philip H. Werner, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                             Tel. No.: 212- 309-6000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 10, 1999
             (Date of Event which Requires Filing of this Statement)

                                 --------------

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the NOTES).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  2    of  13   Pages
                                                         -----    -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Cable Systems Holding, LLC
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            DE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        4,346,033
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            340,952
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        4,346,033
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        340,952
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,686,985
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            58.03%
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            oo
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  3    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Citicorp Venture Capital Ltd.
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            NY
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  4    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Citibank, N.A.
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            US
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            BK
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  5    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Citicorp
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            DE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  6    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Citigroup Inc.
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            DE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                    13D           Page  7    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            David Kirby
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            US
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                 -------------------------
CUSIP No. 44980K206                   13D            Page  8    of  13   Pages
                                                         -----     -----
--------------------                                 -------------------------

--------------------------------------------------------------------------------
    1  NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            John O'Mara
--------------------------------------------------------------------------------
    2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                      (b) /X/
--------------------------------------------------------------------------------
    3  SEC USE ONLY

--------------------------------------------------------------------------------
    4  SOURCE OF FUNDS*

            OO
--------------------------------------------------------------------------------
    5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                                     / /

--------------------------------------------------------------------------------
    6  CITIZENSHIP OR PLACE OF ORGANIZATION

            US
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        0
    NUMBER OF       -----------------------------------------------------------
     SHARES          8  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY            See Item 5.
       EACH         -----------------------------------------------------------
    REPORTING        9  SOLE DISPOSITIVE POWER
   PERSON WITH
                        0
                    -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        See Item 5.
--------------------------------------------------------------------------------
   11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            See Item 5.
--------------------------------------------------------------------------------
   12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                                  / /

--------------------------------------------------------------------------------
   13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            See Item 5.
--------------------------------------------------------------------------------
   14  TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

              This Amendment No. 6 to a Schedule 13D filed on December 29, 1997, as amended by each of Amendment No.1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5 thereto filed on December 30, 1997, April 27, 1998, May 22, 1998, April 14, 1999 and May 24, 1999, respectively, relates to the common stock, $0.01 par value per share (the "Shares") of IPC Communications, Inc., a Delaware corporation ("IPC" or the "Company"). Information in prior amendments and the original Schedule 13D remains in effect except to the extent that it is superseded by subsequently filed information, including the information contained in this Amendment No. 6. Information given in response to each item shall be deemed incorporated by reference in all other items. Terms used and not defined herein have the meanings ascribed to them in said Schedule 13D.

         The responses to Items 5 and 7 of the Schedule 13D are hereby amended and supplemented as follows:

      ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.

         The information set forth in Items 7-13 of the first cover sheet filed herewith is incorporated by reference in response to this Item.

         On or about June 10, 1999, CSH LLC sold 142,599 Shares for $10.58 per share in a private transaction.

         Following the transaction described in this Item 5, CSH LLC beneficially owned 4,686,985 Shares, representing approximately 58.03% of the outstanding voting securities of the Company. As previously disclosed, the Reporting Persons may constitute a group. Any decision taken by CSH LLC regarding these IPC Shares requiring a majority vote of the IPC Members must receive the affirmative vote of at least two of CVC, Kirby and O'Mara.

         In addition, the following Reporting Persons beneficially own shares directly or indirectly through subsidiaries other than CSH LLC and CVC:

                                                     Percentage of Outstanding
                                                     Class Represented by
         Reporting Person      Number of Shares      Additional Shares
         ----------------      ----------------      -------------------------
         Citibank, N.A.           8,265                    0.1%
         Citicorp                 8,345                    0.1%
         Citigroup Inc.          17,645                    0.2%

Such Reporting Persons have shared voting power and shared dispositive power over the shares listed above.

         ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 1:  Joint Filing Agreement among the Reporting Persons.

                                   SIGNATURES


              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                       Cable Systems Holding, LLC


                                       By:  /s/ Bruce Burkett
                                          ---------------------------------
                                          Name: Bruce Burkett
                                          Title: Manager


              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                       Citicorp Venture Capital Ltd.

                                       By:   /s/ David Y. Howe
                                          ---------------------------------
                                          Name: David Y. Howe
                                          Title: Vice President



              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                       Citibank, N.A.


                                       By: /s/ Kenneth S. Cohen
                                          ---------------------------------
                                          Name:  Kenneth S. Cohen
                                          Title: Vice President and
                                                 Assistant Secretary

              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                    Citicorp


                                       By: /s/ Kenneth S. Cohen
                                          ---------------------------------
                                          Name:  Kenneth S. Cohen
                                          Title: Assistant Secretary



              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                       Citigroup Inc.

                                       By:  /s/ Stephen E. Dietz
                                          ---------------------------------
                                          Name:  Stephen E. Dietz
                                          Title: Assistant Secretary



              After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                         /s/ David Kirby
                                       ---------------------------------
                                       Name: David Kirby


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: August 20, 1999

                                         /s/ John O'Mara
                                       ---------------------------------
                                       Name: John O'Mara